As filed with the Securities and Exchange Commission on February 26, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

COMMSCOPE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		36-4135495 (I.R.S. Employer Identification Number)
1100 CommScope Place, SE P.O. Box 339 Hickory, North Carolina 28602 (828) 324-2200 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

CommScope, Inc. Retirement Savings Plan

(Full title of the plan)
_____________________

Frank B. Wyatt, II
Senior Vice President, General Counsel and Secretary
1100 CommScope Place, SE
P.O. Box 339
Hickory, North Carolina 28602
(828) 324-2200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	10,000,000	$13.11	$131,100,000	$5,153
Total	10,000,000	$13.11	$131,100,000	$5,153

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.  Pursuant to Rule 457(h)(2), no registration fee is required with respect to the interests in the plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock reported on New York Stock Exchange on February 23, 2009.

EXPLANATORY NOTE

By a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on June 20, 1997 (File No. 333-29725), CommScope, Inc. (the “Registrant”) registered 3,000,000 shares of Common Stock, reserved for issuance under the CommScope, Inc. Retirement Savings Plan (formerly known as the CommScope, Inc. Employees Profit Sharing and Savings Plan), which plan has been amended and restated effective as of December 31, 2008 (the “Plan”).

This Form S-8 Registration Statement of the Registrant is being filed pursuant to General Instruction E to Form S-8 under the Securities Act to register 10,000,000 additional shares of the Company’s Common Stock, par value $0.01, for issuance under the Plan.  In addition to the information required pursuant to General Instruction E to Form S-8, certain items required by Form S-8 which were contained in the Registrant’s Form S-8 filed on June 20, 1997 have been updated in this Form S-8.

References to “us,” “our,” “we,” and “the Registrant” shall mean CommScope, Inc.

PART II

Item 3.    Incorporation of Documents by Reference

        This Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-29725) filed with the SEC on June 20, 1997.

Item 4.    Description of Securities

        Not applicable.

 Item 5.    Interests of Named Experts and Counsel

        Not applicable.

Item 6.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals (each an “Indemnified Party,” and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than in connection with actions by or in the right of the corporation (a “Derivative Action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  A similar standard is applicable in the case of Derivative Actions, except that a corporation may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such Derivative Action.  Additionally, in the context of a Derivative Action, DGCL Section 145 requires court approval before there can be any indemnification where an Indemnified Party has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s by-laws, agreement, vote of stockholders or disinterested directors, or otherwise.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit.

        Our Certificate of Incorporation and By-Laws provide that our directors and officers shall not, to the fullest extent permitted by the DGCL, be liable to us or any of our stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as the case may be.  Our Certificate of Incorporation and By-Laws also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors and officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        We have entered into agreements to indemnify our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation and By-Laws.  These agreements, among other things, indemnify our directors and officers to the fullest extent permitted by the DGCL or other applicable state law for certain losses and expenses, including attorney’s fees, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person’s service as a director or officer of us or one of our affiliates.

        We maintain directors’ and officers’ liability insurance, under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which our directors and officers are parties by reason of being or having been our directors or officers, as the case may be.

Item 8.    Exhibits

Exhibit Number	Description of Exhibit
5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson, LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Cherry, Bekaert & Holland, L.L.P.
23.4*	Consent of Deloitte & Touche LLP
23.5*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
_____________________

* Filed herewith.

The Registrant will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9.    Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Hickory, state of North Carolina, on February 26, 2009.

COMMSCOPE, INC.

By:	/s/ Frank M. Drendel
Name: Frank M. Drendel
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Frank M. Drendel, Brian D. Garrett, Jearld L. Leonhardt and Frank B. Wyatt, II, and each of them (with full power to act alone), as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Frank M. Drendel Frank M. Drendel	Chairman and Chief Executive Officer (Principal Executive Officer)	February 26, 2009
/s/ Jearld L. Leonhardt Jearld L. Leonhardt	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 26, 2009
/s/ William R. Gooden William R. Gooden	Senior Vice President and Controller (Principal Accounting Officer)	February 26, 2009
/s/ Boyd L. George Boyd L. George	Director	February 26, 2009
/s/ George N. Hutton, Jr. George N. Hutton, Jr.	Director	February 26, 2009
/s/ June E. Travis June E. Travis	Director	February 26, 2009
/s/ James N. Whitson James N. Whitson	Director	February 26, 2009
/s/ Katsuhiko Okubo Katsuhiko Okubo	Director	February 26, 2009
/s/ Richard C. Smith Richard C. Smith	Director	February 26, 2009

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson, LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Cherry, Bekaert & Holland, L.L.P.
23.4	Consent of Deloitte & Touche LLP
23.5	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page)